Exhibit 99.1

Cinemark Names Industry Veteran Mark Zoradi as Chief Executive Officer

Tim Warner Retiring from Cinemark After a Successful 20 Year Career

PLANO, Texas—(BUSINESS WIRE)— August 20, 2015— Cinemark Holdings, Inc. (NYSE: CNK), one of the world’s largest motion picture exhibitors, announced today that industry veteran, Mark Zoradi has been named to succeed Tim Warner as Chief Executive Officer effective August 24, 2015. Mr. Warner, after a nearly 20-year career at Cinemark and more than a 50-year career in the movie theatre industry, has been named as Cinemark’s Executive Vice-Chairman. Mr. Warner will work closely with Mr. Zoradi and the management team to facilitate a smooth transition. Mr. Warner has also agreed to provide consulting services to the company after the expiration of his employment agreement.

“Tim Warner is one of the great leaders of our industry”, stated Chairman of the Board, Lee Roy Mitchell. “We are grateful for his dedication to our company, as well as his significant contributions to both Cinemark and the global exhibition industry. We are confident that Mark Zoradi will be successful with the support of Robert Copple, our President and Chief Operating Officer and Valmir Fernandes, President of Cinemark International.”

“It has been an honor and a privilege to lead the Cinemark team, which I consider the best in the business,” stated Tim Warner. “Cinemark’s reputation for delivering excellent results and industry-leading initiatives are in good hands with Mark, Robert and Valmir. I look forward to working with Mark, the Board and the rest of the management team to ensure a seamless leadership transition.”

“I am honored to become a part of the Cinemark team,” said Mark Zoradi. “Working together with the Board and Senior Management, I look forward to all we will accomplish together. Theatrical exhibition continues to drive the economic engine of the motion picture business and Cinemark’s global operations are particularly well-positioned in this ever-evolving industry.”

Cinemark Director Mark Zoradi, 61, is a seasoned entertainment industry executive, most recently serving as the Chief Operating Officer of Dreamworks Animation SKG, Inc. Prior to his post at Dreamworks, Mr. Zoradi served as the President and Chief Operating Officer of Dick Cook Studios, a new media and entertainment start-up company. During his 30 year career at Disney he served in a variety of executive positions including Home Entertainment, Disney Channel, Television, Worldwide Theatrical Distribution/Marketing, and as The President of the Motion Picture Group.

Tim Warner joined Cinemark in 1996 as the President of Cinemark International and developed and established a successful theatrical exhibition operation in 14 countries. Mr. Warner has also served the exhibition industry as President and Chief Executive Officer of NATO of California/Nevada and as General Chairman of NATO/ShoWest. He is a member of many industry groups and associations and is the recipient of numerous industry distinctions including the ShoWest 2000 International Exhibitor of the Year and the NATO/ShoWest 1989 Exhibitor of the Year.

Cinemark will host an analyst call on Friday, August 21st at 10 am ET to address questions.

Dial in: Domestic (888) 755-8910 or International (706) 679-3149

ABOUT CINEMARK HOLDINGS, INC.

Cinemark is a leading domestic and international motion picture exhibitor, operating 503 theatres with 5,720 screens in 41 U.S. states, Brazil, Argentina, and 12 other Latin American countries as of June 30, 2015. For more information, go to www.investors.cinemark.com

Investor Contact:

Chanda Brashears, 972-665-1500

Investor Relations Director

investors@cinemark.com

or

Media Contact:

James Meredith, 972-665-1680

VP Marketing

communications@cinemark.com